EXHIBIT 10.4

Dana Limited Supplemental Executive Retirement Plan

Effective: January 1, 2012

Table of Contents

ARTICLE I INTRODUCTION		1

1.1	Introduction and Purpose	1

ARTICLE II DEFINITIONS		2

2.1	Account(s).	2

2.2	Affiliated Company	2

2.3	Allocation Date	2

2.4	Beneficiary	2

2.5	Benefit Distribution Date	3

2.6	Board of Directors	3

2.7	Change in Control	3

2.8	Code	4

2.9	Committee	4

2.10	Company	4

2.11	Compensation	4

2.12	Corporation	4

2.13	Dana Organization	4

2.14	Disability	4

2.15	Discretionary Employer Account	4

2.16	Discretionary Employer Credits	5

2.17	Earnings Credit	5

2.18	Earnings Rate	5

2.19	Effective Date	5

2.20	Eligible Employee	5

2.21	Employee	5

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2.22	ERISA	5

2.23	Fixed Contribution Account	5

2.24	Fixed Contribution Credits	5

2.25	Participant	5

2.26	Pension Plan	5

2.27	Plan Administrator	6

2.28	Plan Year	6

2.29	Qualified Spouse	6

2.30	Separation from Service	6

2.31	Termination Date	7

2.32	Valuation Date	7

2.33	Vesting Schedule	7

2.34	Vested Account	7

2.35	Written or “in Writing”	7

2.36	Years of Service	8

ARTICLE III ELIGIBILITY AND PARTICIPATION		9

3.1	Eligibility to Participate	9

3.2	Change in Status as Eligible Employee	9

3.3	Termination of Participation	9

ARTICLE IV BENEFICIARY DESIGNATION		10

ARTICLE V EMPLOYER CREDITS		10

5.1	Establishment of Participant Accounts	11

5.2	Fixed Contribution Credits	11

5.3	Discretionary Employer Contributions	11

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5.4	Earnings Credits	11

5.5	Credits to Participant’s Account	12

5.6	Employee Deferral Elections	12

ARTICLE VI VESTING		13

6.1	General	13

6.2	Vesting Schedule	13

6.3	Accelerated Vesting	13

ARTICLE VII PAYMENT OF BENEFITS		14

7.1	Distributions of Benefits.	14

7.2	Time and Form of Distributions	14

7.3	Permitted Acceleration of Payment	14

7.4	Payment For Unforeseeable Emergency	15

7.5	Payment of Disability Benefits	15

7.6	Payment of Death Benefits	16

7.7	In-service Withdrawals and Distributions	16

7.8	Change of Control	16

7.9	Valuation of Distributions	16

7.10	Timing of Distributions	16

ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN		17

8.1	Amendments Generally	17

8.2	Right to Terminate	17

ARTICLE IX MISCELLANEOUS		19

9.1	Unfunded Plan	19

9.2	Nonguarantee of Employment	19

9.3	Nonalienation of Benefits	19

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9.4	Taxes and Withholding	19

9.5	FICA Taxes and Account Reduction	19

9.6	Forfeiture of Benefits	20

9.7	Applicable Law	20

9.8	Headings and Subheadings	20

9.9	Severability	20

9.10	Expenses.	20

9.11	Facility of Payment.	21

9.12	USERRA.	21

ARTICLE X ADMINISTRATION OF THE PLAN		22

9.1	Powers and Duties of the Plan Administrator	22

9.2	Claims Procedure	23

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ARTICLE I

INTRODUCTION

1.1           Introduction and Purpose Effective January 1, 2012, the Dana Limited Supplemental Executive Retirement Plan (the “Plan”) is established for the purpose of enhancing the long-term performance and retention of the select group of management or highly compensated employees selected to participate in this Plan.

This Plan is intended to constitute a non-qualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 as amended from time to time (“ERISA”). Further, this Plan is intended to comply with section 409A of the Internal Revenue Code (the “Code”) and is to be construed in accordance Code Section 409A and the regulations issued thereunder, as in effect from time to time.

Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Code Section 409A and the regulations issued thereunder, the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

This Plan shall function solely as a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(l) of the ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant’s designated beneficiary, or any other person.

This Plan is to be maintained according to the terms of this document and the Plan Administrator or its designee shall have the sole authority to construe, interpret and administer the Plan.

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ARTICLE II
Definitions

Wherever used in the Plan, the following terms have the means set forth below, unless otherwise expressly provided:

2.1           Account(s) - shall mean the separate account established for recordkeeping purposes only for each Participant comprised of the Fixed Contribution Account and the Discretionary Employer Account as further described in Article V of the Plan.

2.2           Affiliated Company - shall mean (i) the Company, (ii) any other corporation which is a member of the controlled group of corporations which includes the Company provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and determining trades or businesses under common control for purposes of Code Section 414(c) 50 percent (50%) is substituted for 80 percent (80%) each time used, and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.3           Allocation Date - shall mean the date as of which a Fixed Contribution Credit or a Discretionary Employer Credit is credited to the Participant’s Account, except as otherwise provided by the Plan Administrator for one or more specific Participants, the last business day of each Plan Year shall be an Allocation Date. In addition, when a Participant no longer is an active Participant, the last day of the calendar quarter containing his or her Termination Date shall also be an Allocation Date.

2.4           Beneficiary - shall mean the person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the Participant’s Vested Account in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards (including the requirement for spousal consent to the naming of a non-Spouse beneficiary by a married Participant) as the Plan Administrator shall require from time to time. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be (i) in the case of a Participant who is married at death, the Participant’s Spouse, or (ii) in the case of a Participant who is not married at death, the Participant’s estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “Spouse,” that does not give the name of the Spouse) shall designate whoever is the person (if any) in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all applicable payments have been made from the Account.

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2.5           Benefit Distribution Date - shall mean the distribution date as described in Section 6.2 of the Plan.

2.6           Board of Directors - shall mean the Board of Directors of the Corporation.

2.7           Change in Control - shall be deemed to have occurred upon the happening of any of the following events:

(a)          any Person is or becomes (other than in connection with a transaction described in clause (A) or (B) of Paragraph (iii) below) the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or any of its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities;

(b)          individuals who on the Effective Date constitute the Board, and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including without limitation a consent solicitation, relating to the election of Directors of the Corporation) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)          consummation of a merger or consolidation of the Corporation or any direct or indirect parent or subsidiary of the Corporation with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, more than fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity or direct or direct parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (I) any parent of the Corporation or the entity surviving such merger or consolidation or (II) if there is no such parent, of the Corporation or such surviving entity, or (C) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

(d)          the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale, disposition or long-term lease by the Corporation of all or substantially all of the Corporation’s assets.

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Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Corporation as constituted immediately prior to such transaction or series of transactions, or (2) with respect to any Award subject to Section 409A of the Code, unless the applicable event also constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation under Section 409A(a)(2)(A)(v) of the Code.

For purposes of this section 2.7 highlighted terms shall have the same meaning as defined in the Dana Holding Corporation 2012 Omnibus Stock Incentive Plan or successor plan.

2.8            Code - shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.9            Committee – shall mean the Dana Holding Corporation Investment Committee, the Plan Administrator of the Plan.

2.10         Company - shall mean Dana Limited, an Ohio limited liability company, and any Affiliated Company or subsidiary.

2.11         Compensation – shall mean regular gross base salary and annual incentive plan awards received by the Participant from the Dana Organization during the Plan Year. In no event, however, shall a Participant’s Compensation include, for purposes of the Plan, any item of compensation paid or distributed to the Participant after a period of deferral, under any program of deferred compensation maintained by the Company or any Affiliated Company. A Participant’s Compensation shall be determined without regard to any reductions that may apply, including applicable tax withholdings, Participant-authorized deductions (including deductions for the Pension Plan and applicable health and welfare benefits), tax levies, and garnishments.

2.12         Corporation – shall mean Dana Holding Corporation, a Delaware Corporation

2.13         Dana Organization - shall mean the controlled group of organizations of which the Corporation is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the Dana Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.14         Disability - shall mean any medical or physical impairment that can be expected to result in death or to last for at least 12 months as determined by the Plan Administrator or its designee.

2.15         Discretionary Employer Account - shall mean the separate account established by the Committee for recordkeeping purposes only to track Discretionary Employer Credits in the name of each Participant in accordance with Section 5.3 of the Plan.

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2.16         Discretionary Employer Credits – shall mean the amounts credited to a Participant’s Discretionary Employer Account in accordance with Section 5.4 of the Plan.

2.17         Earnings Credit - shall mean the increment added to a Participant’s Account as a result of crediting the account with a return based on the Participant’s Earnings Rate.

2.18         Earnings Rate – shall mean 5% per annum, compounded annually, or such other rate determined by the Committee, in its sole discretion, and communicated to Participants. In the event a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be converted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period. Such reduction shall be done in a way that would result in the specified 5% annual rate of return being earned for the number of such periods that equals one year. The Earnings Rate is used to determine the Earnings Credit that is credited to the Participant’s Account from time to time pursuant to the provisions of Section 5.4.

(b)       Adjustments to the Earnings Rate. As provided by Section 5.4, the Earnings Rate shall be evaluated and may be revised by the Plan Administrator on an annual basis.

2.19         Effective Date - shall mean January 1, 2012 for this Plan.

2.20         Eligible Employee - shall mean any active executive employee of the Company with a base salary in excess of the limit of Code Section 401(a)(17), who is selected by the Chief Executive Officer to participate in the Plan and who is not excluded from participation in the Plan by subsections 3.1 and 3.2 of the Plan.

2.21         Employee – shall mean an individual who receives compensation for services rendered to the Company.

2.22         ERISA - shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.23         Fixed Contribution Account - shall mean the separate account established by the Committee for recordkeeping purposes only to track Fixed Contribution Credits in the name of each Participant in accordance with Section 5.2 of the Plan.

2.24         Fixed Contribution Credits – shall mean the amounts credited to a Participant’s Fixed Contribution Account in accordance with Section 5.4 of the Plan.

2.25         Participant – shall mean any present or former Eligible Employee who has become a Participant in the Plan in accordance with the provisions of Article III and who continues to have an Account balance under the Plan or whose beneficiary has such Account balance.

2.26         Pension Plan - shall mean the Dana Retirement Savings Plan, as now in effect or hereafter amended.

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2.27         Plan Administrator – shall mean the Dana Holding Corporation Investment Committee or such other person or entity as the Dana Holding Corporation Investment Committee shall designate to serve as the Plan Administrator.

2.28         Plan Year - shall mean the calendar year, the twelve-month period beginning each January 1 and ending on December 31.

2.29         Qualified Spouse - shall mean the legal spouse of a Participant, who has been married to the Member for at least a one year period ending on the Participant's date of death or Termination, if later.

2.30         Separation from Service - shall mean in general a termination of an employee’s employment with his or her employer by reason of the employee’s death, retirement or otherwise.  However, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the employer under an applicable statute or by contract.  For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer.  If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other employers in the same line of business.  An employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period.  An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.  The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the employer if the employee has been providing services to the employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced).  For example, an employee may demonstrate that the employer and employee reasonably anticipated that the employee would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the employee’s replacement caused the employee to return to employment.  Although the employee’s return to employment may cause the employee to be presumed to have continued in employment because the employee is providing services at a rate equal to the rate at which the employee was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the employee originally ceased to provide services, the employee and the employer reasonably anticipated that the employee would not provide services in the future.

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The definition of Separation from Service as set forth above shall be interpreted in a manner consistent with the applicable definition as set out in the Code Section 409A Regulations, including any modifications or amendments to such regulations.

2.31         Termination Date - shall mean the date that a Participant’s active participation in this Plan terminates as defined in Section 3.3(a).

2.32         Valuation Date - shall mean each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. As of the Effective Date, the Plan shall have a Valuation Date for all Plan Participants as of the last day of each Plan Year. In addition, if a Participant is entitled to a distribution under Article VII, such Participant shall have a Valuation Date under the Plan that is the last day of the preceding calendar month. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values (including any Earnings Credit) under the Plan are determined as of the close of a Valuation Date. If a Valuation Date is not a business day, then the Valuation Date will be the immediately preceding business day.

2.33         Vesting Schedule – shall mean the schedule under which a Participant’s Account becomes vested and nonforfeitable in accordance with Section 6.2.

2.34         Vested Account – shall mean the portion of a Participant’s Account that has become vested and nonforfeitable within the meaning of Section 6.2(a)..

2.35        Written or “in Writing” – shall mean with respect to any documentation of an election or other action by a Participant or by the Plan Administrator, that such documentation be either in paper or, as permitted by the Plan Administrator, in electronic form; provided, however, that such documentation must be adequate to establish a right that is enforceable under applicable law.

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2.36         Years of Service - shall mean with respect to any Participant or inactive Participant, the number of whole years of his periods of service, in which the Participant has completed 1,000 or more hours of employment with the Company in a Plan Year and considered an employee on the last day of the Plan Year. Notwithstanding the foregoing, all Eligible Employees on the Effective Date shall receive credit for a Year of Service for the 2012 Plan Year if employed on December 31, 2012.

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ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1        Eligibility to Participate An Eligible Employee shall be eligible to participate in this Plan, if the Eligible Employee is not entitled to nonqualified supplemental retirement benefits under an agreement, arrangement or plan with a member of the Dana Organization other than the Dana Restoration Savings Plan.

3.2        Change in Status as Eligible Employee The Chief Executive Officer shall have complete discretion to exclude one or more individuals from participating in the Plan for one or more Plan Years .

3.3        Termination of Participation

(a)      General. Except as modified below, an individual’s eligibility to participate actively in this Plan shall cease upon his or her “Termination Date,” which is the earliest to occur of the following:

(1)         The date the individual ceases to be an Eligible Employee; or

(2)        The first day an Eligible Employee begins a period of severance (i.e., the period that follows a Separation from Service).

Notwithstanding the prior sentence, an individual shall continue to participate actively in this Plan during a period of an Authorized Leave of Absence, and an individual who is on an Authorized Leave of Absence shall have a “Termination Date” on the day the individual does not return to active work at the end of such Authorized Leave of Absence. The calculation of an individual’s Fixed Credit and Discretionary Employer Credit shall not take into account any compensation earned from and after his or her Termination Date.

(b)          Disability Leave of Absence. Notwithstanding subsection (a) above, an individual shall continue to participate actively in this Plan during a period of a Disability Leave of Absence without regard to whether the Participant is generally considered to be a continuing Employee of the Employer. Accordingly, such individual shall have a “Termination Date” on the last day of his or her Disability Leave of Absence. However, if the Participant’s Disability Leave of Absence terminates due to the Participant’s cessation of Disability Benefits and he returns to active work with the Dana Organization, such Participant shall not have a Termination Date (and active participation shall continue) if the Participant returns to work as an eligible Executive pursuant to Section 3.1.

(c)        Effect of Distribution of Benefits. An individual, who has been a Participant under the Plan, ceases to be a Participant on the date his or her Account is fully distributed.

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ARTICLE IV

BENEFICIARY DESIGNATION

4.1           Beneficiaries. A Participant shall be able to designate, on a form provided by the Plan Administrator for this purpose, a Beneficiary to receive payment, in the event of his or her death, of the Participant’s Account. A Beneficiary shall be paid in accordance with the terms of the Beneficiary designation form, as interpreted by the Plan Administrator in accordance with the terms of this Plan. At any time, a Participant may change a Beneficiary designation by completing a new Beneficiary designation form that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards (including the requirement of Spousal consent for married Participants) as the Plan Administrator shall require from time to time.

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ARTICLE V

EMPLOYER CREDITS

5.1           Establishment of Participant Accounts   The Company shall establish and maintain on its books and records an Account with two subaccounts in the name of each Participant to record:

(a)          amounts of Fixed Company Credits on the Participant’s behalf pursuant to Section 5.2 of the Plan;

(b)          amounts of Discretionary Employer Credits on the Participant’s behalf pursuant to Section 5.3 of the Plan;

(c)          earnings credits pursuant to Section 5.4 of the Plan; and

(d)          payments of benefits to the Participant or the Participant’s beneficiary pursuant to  Article VI of the Plan.

5.2           Fixed Contribution Credits The Company shall credit the Fixed Contribution Account with credits in an amount equal to three and one-half percent (3.5%) of Compensation.

5.3           Discretionary Employer Credits Subject to Section 5.5(b)(2) below, the Company may determine, in its sole discretion, from time to time, an applicable Discretionary Employer Credit to be applied to the Discretionary Employer Accounts of select Participants on the Valuation Date and communicated to the Eligible Employee.

5.4           Earnings Credit

(a)          General Rules. As of each Valuation Date, the Plan Administrator shall determine a Participant’s Earnings Credit for the period since the last Valuation Date by multiplying the Earnings Rate for the period since the last Valuation Date by the balance of the Participant’s Account as of the current Valuation Date. This Earnings Credit will be determined as soon as practicable after the applicable Valuation Date, and it shall be credited to the Participant’s Account effective as of such Valuation Date. If a Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply in the Participant’s first and last Plan Year of participation), the Participant shall receive a pro-rated Earnings Credit for that Plan Year that shall be based upon the Participant’s fractional Year of Participation. A Participant’s Account shall be credited with earnings until all payments are made in accordance with Article VII.

(b)          Revisions to Earnings Rate. As of the end of each Plan Year, beginning with the end of the 2012 Plan Year, the Company shall analyze the current Earnings Rate to determine if the rate provides a market rate of interest. If the Earnings Rate is considered to provide a market rate of interest, then the Earnings Rate will remain the same for the following Plan Year under the Company in its sole discretion decides to establish a different Earnings Rate that provides a market rate of interest. If, on the other hand, the Company concludes, in its discretion, that the Earnings Rate does not provide for a market rate of interest, then the Company must establish a new Earnings Rate to provide a market rate of interest, and such new Earnings Rate will apply for the following Plan Year. The determination of a market rate of interest shall be entirely within the discretion of the Company and shall be based on such factors as the Company determines to consider (e.g., the current 30-year Treasury Bond yield, the Russell 2000 index fund, the current yield on a certificate of deposit equal to the remaining time period for the average Participant to reach Retirement and the Account balance for the average Participant).

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5.5         Credits to Participant Accounts

(a)          General Rules. The Plan Administrator shall credit to each Participant’s Account the Fixed Contribution Credit and the Discretionary Employer Credit (if any) (collectively the Credits) at the times and in the manner specified in this Section. A Participant’s Account is solely a bookkeeping device to track the value of his or her Benefit (and the Employer’s liability therefore). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured. The Plan Administrator shall convert the Credits into a dollar amount by multiplying the applicable percentages for each by the Participant’s Compensation (as modified in paragraph (b) below) for the Plan Year, thereafter crediting the resulting product to the Participant’s Account. The credit shall be determined by the Plan Administrator as soon as administratively practicable after each Allocation Date and shall be credited to the Participant’s Account effective as of the Allocation Date. The calculation of the credit amount by the Plan Administrator shall be conclusive and binding on all Participants (and their Beneficiaries). A Participant shall not receive a credit for any Allocation Dates that occur after the Participant’s Termination Date.

(b)         Operating Rules. The following operating rules shall apply for purposes of determining a Participant’s credit under this Subsection 5.1:

(1)         The Plan Administrator shall use the Compensation received by the Participant during the Plan Year that includes the Allocation Date..

(2)        Unless otherwise approved by the Plan Administrator, a Participant’s Fixed Contribution Credit shall not exceed 3.5% of the Participant’s Compensation for the Plan Year and the Discretionary Employer Contribution Credit for a Plan Year shall not exceed 4% of a Participant’s Compensation.

(3)        If the Participant is on an Authorized Leave of Absence during all or part of a Plan Year, the Compensation taken into account for such Plan Year shall be the higher of the Compensation received by the Participant in the Plan Year that includes the Allocation Date or the Plan Year that immediately precedes the Plan Year that includes the Allocation Date.

5.6        Employee Deferral Elections   Employee deferrals of Compensation are not permitted under the terms of the Plan.

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ARTICLE VI

Vesting

6.1         General. Upon a Separation from Service, a Participant shall only be entitled to a distribution (at the time provided in Section 7) of the portion (if any) of his or her Account that has become vested and nonforfeitable at such time pursuant to the Vesting Schedule (as determined under this Section) that applies to the Participant. The portion (if any) of the Participant’s Account that has not become vested by the Participant’s Separation from Service shall be forfeited and shall not be distributed to the Participant hereunder. The portion of the Participant’s Account (from time to time) that has become vested and nonforfeitable pursuant to the Participant’s Vesting Schedule and this Section 6.1 shall be referred to as the Participant’s “Vested Account.”

6.2         Vesting Schedule. Unless Subsection 6.3 applies, a Participant shall be vested in the amounts credited to his or her Account as set forth below:

Vesting Percentage	Years of Service
0%	0
0%	1
0%	2
0%	3
0%	4
100%	5

6.3         Accelerated Vesting. Notwithstanding Section 6.2 above, a Participant’s interest in his or her Account shall become fully (100%) vested and nonforfeitable upon the earliest of the following to occur:

(a)          The Participant becoming Disabled;

(b)          The Participant’s Death; or

(c)          The occurrence of a Change in Control.

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ARTICLE VII

PAYMENT OF BENEFITS

7.1           Distribution of Benefits In general, a Participant shall receive a distribution from his or her Account in the form and manner as described in this Article VII.

7.2           Time and Form of Distribution A Participant shall receive the balance of his or her Account in three (3) annual installments commencing on the first day of the month following the six month anniversary of the Participant’s Separation from Service. Each annual installment will be determined by dividing the balance of the Account as of the last day of the second preceding calendar month prior to the payment date for which the installments are to commence (and each anniversary of such date) by the number of years remaining in the installment period. The Account will continue to be adjusted for Earnings Credits during the installment payout period; thus, if the balance in the Account as of the last scheduled payment exceeds the scheduled payment because of positive Earnings Credits, the full balance of the Account will be paid to the Participant.

7.3           Permitted Acceleration of Distribution Notwithstanding the timing provisions pursuant to section 7.2 above, the time of a distribution shall be accelerated in the following circumstances (but only to the extent permitted under the Code Section 409A Regulations):

(a)          Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) that meets the requirements of the Company’s domestic relations order procedures applicable to non-qualified plans, if such payment is made to an individual other than the Participant.

(b)          Payment shall be made to the extent necessary to comply with an ethics agreement with the federal government or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)          Payment of a Participant’s entire Account may be made in the form of a lump sum payment that does not exceed a specified amount, provided any action by the Company causing such lump sum payment to be made to a Participant is evidenced in written form and executed by an authorized officer of the Company no later than the date such lump sum payment is made, and provided that that such lump sum payment results in the termination and liquidation of the entirety of the Participant’s Account under the Plan, and his or her deferred compensation benefits under all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Code Section 409A Regulations; and provided further that the total payment to the Participant (under the Plan and all other arrangements treated as a single nonqualified deferred compensation plan) is not in excess of the applicable dollar amount under Code Section 402(g)(1)(B).

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(d)          Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Code Section 409A and the regulations thereunder, related to benefits provided in the Plan.

(e)          Payment of a Participant’s entire Account shall be made in the event of the failure of the Plan (or failure of any other plan required to be aggregated with the Plan pursuant to regulations published under Code Section 409A) to meet the requirements of Code Section 409A.

7.4           Payment For Unforeseeable Emergency A Participant who incurs an unforeseeable emergency may apply to the Committee for an immediate distribution from his or her Vested Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution, subject to the rules set forth below.

(a)          An unforeseeable emergency will be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant’s beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee.   In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(b)          A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan, if applicable.

(c)          Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available by reason of the cancellation of the Participant’s deferral election, if applicable, upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Code Section 409A Regulations, and to the extent required under the Plan.

7.5           Payment of Disability Benefits If a Participant incurs a Disability, the entire value of his or her Account shall be distributed to the Participant in the form of a single lump sum.  Any distribution pursuant to this Section 7.5 will occur following the determination of the Disability as approved by the Committee.

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7.6           Payment of Death Benefits

(a)        Each Participant shall designate a Beneficiary on the proper beneficiary form as prescribed by the Committee to receive his or her Account in the event of death. If a Participant dies with a balance credited to his or her Account, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump sum.

(b)        Any distributions pursuant to this Section 7.6 will occur following the date of death and receipt by the Company of acceptable proof of the Participant’s death and approval by the Committee.

(c)        Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be as follows:

(1) the participant’s Qualified Spouse; or

(2) if there is no surviving spouse, then to the Participant’s estate.

If a Beneficiary dies before the Account is distributed, the Account shall be paid to the beneficiary’s estate.

All decisions made by the Committee in good faith and based upon affidavit or other evidence satisfactory to the Committee regarding questions of fact in the determination of the identity of such Beneficiary(ies) shall be conclusive and binding upon all parties, and payment made in accordance therewith shall satisfy all liability hereunder.

7.7           In-service Withdrawals and Distributions Except as provided in Sections 7.3 and 7.4, in-service withdrawals and distributions of any kind shall not be permitted.

7.8           Change of Control Following a Change of Control of the Corporation, the entire value of his or her Account shall be distributed to the Participant in the form of a single lump sum.  Any distribution pursuant to this Section 7.8 will occur following the determination of a Change of Control as approved by the Committee.  For purposes of this paragraph, a Change of Control shall be deemed to have occurred if, and only if, it is determined as of the relevant date that a “change in ownership or effective control” of the Corporation has occurred for purposes of Code Section 409A (taking into account applicable provisions of the Code Section 409A Regulations, as such may be modified from time to time, and taking into account also any other guidance as may be issued by the IRS or the Treasury regarding this definition).

7.9          Valuation of Distributions The benefit amount of a Participant’s Account to be distributed pursuant to this Article VII shall be based on the value of such Account on the last day of the preceding calendar month.

7.10       Timing of Distributions Any distribution made in accordance with an event in this Article VII shall be made as soon as administratively feasible following the event, but no later than 90 days following the date the benefit is payable under this Article and no earlier than the 15th day of the month following the event that gives rise to the distribution.

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ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN

8.1        Amendments Generally  The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to Accounts at the time of the amendment’s adoption, except as may otherwise be required by law.  Without limiting the generality of the foregoing, the Committee may amend the investment procedures and investment alternatives available under the Plan and the distribution provisions of Article VII which the Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements..

8.2          Right to Terminate  The Company may terminate the Plan at any time in whole or in part.

(a)          Limitations   Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Committee shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VII as in effect immediately prior to such amendment or termination.  Termination of the Plan shall not serve to reduce the amount credited to an Account at the time of termination.

(b)          Right to make lump sum distributions upon termination. Notwithstanding the above, the Company may terminate the Plan and distribute the Participant’s credited Accounts in the form of a single lump sum. Such a Plan termination may occur only if the conditions set forth below are met, consistent with the requirements of Code Section 409A and the Code Section 409A Regulations:

                (1)         The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

                (2)         The Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations assuming a Participant in the Plan also had deferrals credited under all such other agreements, methods, programs;

                (3)         No payments in liquidation of the plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan (other than amounts distributed under the terms of the Plan without regard to the action to terminate and liquidate the Plan);

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                (4)         All payments in liquidation of the Plan are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

                (5)         The Company does not adopt a new plan that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations if assuming a Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

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ARTICLE IX
MISCELLANEOUS

9.1           Unfunded Plan This Plan is an unfunded deferred compensation arrangement for Eligible Employees. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee or other person. To the extent any person acquires a right to receive a payment from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

9.2           Nonguarantee of Employment Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Participant with or without cause.

9.3           Nonalienation of Benefits

(a)          Except as provided in Sections 7.3(a) or 7.3(b) or as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)          Notwithstanding the provisions of Section 9.3(a) above, if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

9.4           Withholding of Taxes The Company may deduct or withhold from any payments to be made under the Plan any Federal, state, local income or employment taxes as required under applicable laws to be withheld (including under Code Section 409A), or may instead require the Participant or Beneficiary, as the case may be, to pay any such amount, or the balance of any such amount.

9.5    FICA Taxes, Payment of Tax Obligation, and Account Reduction

(a)         Calculation of FICA Taxes. For each Plan Year in which a Participant’s Account (or portion of the Account) vests pursuant to Section 6.2, the Company shall calculate the applicable FICA taxes that are due and shall pay such FICA taxes to the applicable tax authorities as provided by Treasury Regulation Section 31.3121(v)(2)-1. The amount of the applicable FICA taxes that are the responsibility of the Participant pursuant to Code Section 3101 shall be paid by the Participant as provided in Subsections (b) or (c).

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(b)          Payment of Tax Obligation. The Company is authorized to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any vesting or other taxable event arising as a result of the Plan.

(c)          Reduction in Account Balance. As an alternative method and at the discretion of the Company, effective as of each Allocation Date in a Plan Year for which FICA taxes are paid for a Participant pursuant to Subsection (a), the Company is also authorized to withhold such taxes from the Participant’s Account and reduce the Participant’s Account balance by the following amount:

(1)        The amount of the applicable FICA taxes calculated by the Company that are the responsibility of the Participant pursuant to Code Section 3101 (the “FICA Amount”), plus

(2)        The amount of Federal, state and local income taxes that are due on the distribution of the FICA Amount from the Participant’s Account, which net of its own Federal, state and local income taxes, is sufficient to enable the Company to pay the full FICA Amount from the Participant’s Account to the applicable tax authorities.

The amount calculated pursuant to this Subsection shall be final and binding on the Participant and shall reduce the Participant’s Account effective as of each applicable Allocation Date for which a FICA Amount is payable.

9.6           Forfeiture of Benefits Notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct, the Participant shall forfeit the entire balance of his or her Account, and his or her Account balance shall be reduced to reflect such forfeiture. However, following the occurrence of a Change in Control, no Participant’s Account shall be subject to the forfeiture provided in the foregoing sentence.

9.7           Applicable Law To the extent not preempted by federal law, this Plan shall be construed and enforced in accordance with the laws of the state of Ohio.

9.8           Headings and Subheadings Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

9.9           Severability The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.10         Expenses In addition to the expenses and costs that may be charged against Participants’ Accounts pursuant to other provisions of the Plan, each Participant’s Account shall also be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent the Company elects in its sole discretion to pay all or a portion of those costs and expenses.

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9.11         Facility of Payment In the event the Committee determines, on the basis of medical reports or other evidence satisfactory to the Committee, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Company may disburse such payments, or direct the trustee to disburse such payments, as applicable, to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient.  The receipt by such person or institution of any such payments shall be complete acquittance therefore, and any such payment to the extent thereof, shall discharge the liability of the trust for the payment of benefits hereunder to such recipient.

9.12         USERRA Notwithstanding anything herein to the contrary, the Committee shall permit any Participant election and make any payments hereunder required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, 38 USC 4301-4334.

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ARTICLE 10

ADMINISTRATION OF THE PLAN

10.1        Powers and Duties of the Plan Administrator

(a) The Investment Committee The Investment Committee (or any successor committee Dana may appoint to serve the same functions) shall have overall responsibility and authority as the Plan Administrator to manage and control the operation and administration of the Plan and may designate one or more individuals to carry out the Investment Committee’s Plan responsibilities.

(b) Plan Administrator The Plan Administrator shall administer the Plan and shall have all powers necessary for that purpose, including, but is not limited to, the full discretion, authority, and power to interpret the Plan, to determine the eligibility, status, and rights of all persons under the Plan and in general to decide any dispute. The Plan Administrator or its delegate shall maintain all records of the Plan. The Plan Administrator’s specific powers shall include, but is not limited to, the following:

(1)         To determine the amounts and the rights of Participants and beneficiaries to participate in the Plan and to receive Plan benefits; to take any actions necessary to assure timely payment of benefits to any Participant or beneficiary eligible to receive benefits under the Plan; and to assure a full and fair review for any Participant who is denied a claim to any benefit under the Plan;

(2)         To employ other persons to render advice and assistance with respect to the Plan, including calculation of benefits and administration of the Plan, and the employment of legal counsel;

(3)         To file with the Secretary of Labor all pertinent documents;

(4)         To maintain all records necessary for verification of information required to be filed with the appropriate regulatory authorities;

(5)         To comply with all duties required by ERISA, or any other applicable law, in the administration of the Plan;

(6)         In the event of the termination of the Plan, to report to all necessary parties all available information regarding benefits and amounts to be distributed to each Participant and beneficiary; and

(7)         To operate and administer the Plan with respect to all matters.

The Committee may delegate any or all of its responsibilities under the Plan to such individual(s) or entities selected by the Committee in its sole discretion.

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10.2       Claims Procedure

(a)          Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.

(b)          Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan (“claimant”), the claimant shall be given a written notification, including electronic communication, containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Committee or 180 days if special circumstances require an extension of time for process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

If the claim concerns disability benefits under the Plan, the Committee shall notify the claimant in writing within 45 days after the claim was filed in order to deny it. If special circumstances require an extension of time to process the claim, the Committee shall notify the claimant before the end of the 45-day period that the claim may take up to 30 days longer to process. If special circumstances still prevent the resolution of the claim, the Committee may then only take up to another 30 days after giving the claimant notice before the end of the original 30-day extension. If the Committee gives the claimant notice that the claimant needs to provide additional information regarding the claim, the claimant must do so within 45 days of that notice.

(c)          Right of Review. In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Committee issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Committee in appropriate cases.

(d)          Decision on Review. A decision shall be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

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If the initial claim was for Disability benefits under the Plan and the claim has been denied by the Committee, the claimant will have 180 days from the date the claimant received notice of the claim’s denial in which to appeal that decision. The review will be handled completely independently of the findings and decision made regarding the initial claim and will be processed by an individual who is not a subordinate of the individual who denied the initial claim. If the claim requires medical judgment, the individual handling the appeal will consult with a medical professional whom was not consulted regarding the initial claim and who is not a subordinate of anyone consulted regarding the initial claim and identify that medical professional to the claimant.   The Committee shall provide the claimant with written notification of a plan’s benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determinations, reference to the specific plan provisions on which the benefit determination is based, a statement that the claimant is entitled to receive, upon the claimant’s request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

(e)          Time Limit on Filing Claims. Any claim for benefits must be filed with the Committee within six months of when the benefits were due or such claim will be forever barred. If a Participant’s claim for benefits is denied in whole or in part, such Participant may file suit only in a state or federal court in Allegheny County, Pennsylvania. Before such Participant may file suit in a state or federal court, Participant must exhaust the Plan’s administrative claims procedure. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Committee. In addition, any such judicial or administrative proceeding must be filed within six (6) months after the Committee’s final decision or such claim will be forever barred.

EXECUTION OF DOCUMENT

Attest:	DANA LIMITED

/s/ Larry Petz	By:	/s/ Mark E. Valerius
	Title:	Vice President, Global Compensation and Benefits
	Date:	9/24/2012

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